Exhibit 99.1

Transax International Limited 8th Floor | 5201 Blue Lagoon Drive | Miami | FL | 33126 | USA Tel : +1 305.629.3090 | Fax : +1 305.629.3092

Transax International Reports Record Preliminary Third Quarter Results

Company Executing Over 2 Million Transactions per Quarter

MIAMI, FL, October 11, 2006 - Transax International Limited (Transax) (OTCBB: TNSX), a network solutions company for healthcare providers and health insurance companies, today announced record preliminary third quarter 2006 results.

For the third quarter of 2006 Transax expects to record net revenues of approximately $1,250,000 compared with $948,993 during the same period in 2005, representing an approximate 30% increase. Additionally, Transax processed a record 2,044,477 transactions, up nearly 17% from 1,750,000 transactions during the third quarter of 2005. For the first nine months of 2006, the Company processed 5,795,477 transactions, up from 4,750,000, or 22%, during the first nine months of 2005.

Stephen Walters, President & CEO of Transax, commented, “Transaction volume and revenue continue to grow steadily. A portion of our growth was attributed to the continued increase in our solutions installation, more recently with the commencement of the Cabesp contract rollout announced in August 2006. Additionally we installed over 300 solutions during the third quarter, bringing our total to over 6,300 currently operational.”

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About Transax International Limited

Transax International is an emerging network solutions provider for the healthcare sector. Utilizing its proprietary MedLink(TM) technology, Transax provides a service similar to credit card processing for the health insurance and providers industries. A Transax transaction consists of: approving eligibility, authorization, auto-adjudication of the health claim and generating the claim payable files -- provided instantaneously in “real time” -- regardless of method of claim generation.

Transax’s solutions have been proven to significantly decrease health insurance claim expenditures and healthcare provider costs. Based in Miami, Fl, Transax maintains a major operations office in Rio de Janeiro, Brazil with approximately 35 staff. The Company has contracts in place with major health insurers in Brazil for up to 2,500,000 transactions per month and currently undertakes approximately 700,000 transactions per month, for which Transax receives approximately $0.55 cents per transaction.

Contacts:	David Sasso

Vice President - Investor Relations & Corporate Communications

Tel: 305.629.3090

dsasso@transax.com

http://www.transax.com

Andrew Barwicki

Tel: 516.662.9461

SAFE HARBOR STATEMENT: “THIS NEWS RELEASE MAY INCLUDE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS, THE COMPANY’S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE “SAFE HARBOR” PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.”